--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                              SCHEDULE 14A INFORMATION

                      PROXY STATEMENT PURSUANT TO SECTION 14(A)
                        OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by registrant /x/
Filed by a party other than the registrant / /            / / Confidential,
                                                              for Use of the
Check the appropriate box:                                    Commission Only
/ / Preliminary proxy statement                               (as permitted by
/x/ Definitive proxy statement                                Rule 14a-6(e)(2))
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          LONG ISLAND BANCORP, INC.
              (Name of Registrant as Specified in its Charter)


                          LONG ISLAND BANCORP, INC.
              (Name of Person(s) Filing Soliciting Material)

                                 -------------


Payment of filing fee (Check the appropriate box):

/x/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)   Title of each class of securities to which transaction applies:
       (2)   Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4)   Proposed maximum aggregate value of transaction:
       (5)   Total fee paid:

/ / Fee paid previously with preliminary materials.

                                 -------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount previously paid:

(2)    Form, schedule or registration statement no.:

(3)    Filing party:

(4)    Date filed:



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [Company Logo and Address]






                                                                 January 5, 1998



Dear Stockholder:

              You are cordially invited to attend the annual meeting of stockholders of Long Island Bancorp, Inc. (the "Company") which will be held on February 17, 1998, at 9:30 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York (the "Annual Meeting"). The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the Annual Meeting.

              The major business to be transacted at the Annual Meeting will be the election of directors, approval to increase the authorized Common Stock and the ratification of KPMG Peat Marwick LLP as our auditors. Officers of the Company as well as representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

              The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" each matter to be considered.

              It is important that your shares be represented at the Annual Meeting whether or not you are present. Please be sure to sign, date and mail the enclosed Proxy Card in the postage-paid envelope provided, even if you plan to attend in person.

              If you attend the Annual Meeting, you may vote in person even if you have already mailed in your Proxy.

              On behalf of the Board of Directors and all the employees of the Company and The Long Island Savings Bank, FSB, I thank you for your continued support.

                                       Sincerely,




                                       John J. Conefry, Jr.
                                       Chairman of the Board and
                                       Chief Executive Officer

                              [Company Logo and Address]






                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON FEBRUARY 17, 1998

              NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Long Island Bancorp, Inc. (the "Company") will be held on February 17, 1998, at 9:30 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York (the "Annual Meeting").

              A Proxy Statement and Proxy Card for the Annual Meeting are enclosed.

              The Annual Meeting is for the purpose of considering and voting upon the following matters:

    1. The election of four directors of the Company for terms of three years each;

    2. The approval of the proposed increase in authorized Common Stock to 130,000,000 shares;

    3. The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending September 30, 1998; and

    4. Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Note: The Board of Directors of the Company is not aware of any other business to come before the Annual Meeting.

              Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Stockholders of record at the close of business on December 22, 1997, are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's principal office located at 201 Old Country Road, Melville, New York for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

              You are requested to fill in, sign and date the enclosed proxy which is solicited by the Board of Directors and to return it promptly by mail in the enclosed envelope. The proxy will not be used if you attend and vote in person at the Annual Meeting.

                                       By Order of the Board of Directors,




                                       Roger Teurfs
                                       Secretary


Melville, New York
January 5, 1998

________________________________________________________________________________
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
________________________________________________________________________________

--------------------------------------------------------------------------------

                              LONG ISLAND BANCORP, INC.
                                 201 Old Country Road
                              Melville, New York  11747
                                    (516) 547-2000

                                   PROXY STATEMENT
                            ANNUAL MEETING OF STOCKHOLDERS
                                  February 17, 1998

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                       GENERAL
--------------------------------------------------------------------------------


              This Proxy Statement is furnished to stockholders of Long Island Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders to be held on February 17, 1998, at 9:30 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York (the "Annual Meeting"), and at any adjournment thereof. Only holders of record of the Company's issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), as of the close of business on December 22, 1997 (the "Record Date") are entitled to vote at the Annual Meeting and any adjournments thereof. The accompanying Notice of Annual Meeting and form of proxy, the 1997 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended September 30, 1997, and this Proxy Statement are being first mailed on or about January 5, 1998 to all stockholders entitled to vote at the Annual Meeting.


--------------------------------------------------------------------------------
                          Voting and Revocability of Proxies

--------------------------------------------------------------------------------


              A majority of the holders of the Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. In order to insure a quorum, stockholders are requested to vote by completing the enclosed Proxy Card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the Proxy Card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE SPECIFIC PROPOSALS PRESENTED IN THIS PROXY STATEMENT. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on Proxy Cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

              The election of directors shall be by a plurality of votes cast by the holders present in person or by proxy of shares entitled to vote thereon. The holders of Common Stock may not vote their shares cumulatively for election of directors.

              As to the approval of the proposed increase in authorized Common Stock, ratification of KPMG Peat Marwick LLP as independent auditors of the Company and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item;
(ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item.
Under the Company's Restated Bylaws (the "Bylaws"), unless otherwise required by law, the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") or the Bylaws, all matters submitted to stockholders at any meeting, other than the election of directors, shall be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such matters.

              The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the Annual Meeting, and such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

              A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date to the Secretary of the Company at the address listed above, or by attending the Annual Meeting and voting in person.

              The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, D.F. King & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $6,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and The Long Island Savings Bank, FSB (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.


--------------------------------------------------------------------------------
                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

--------------------------------------------------------------------------------


General

              Stockholders of record as of the close of business on the Record Date are entitled to one vote for each share of Common Stock then held except as described below. As of the Record Date, there were 24,027,929 shares of Common Stock outstanding.

              As provided in the Certificate of Incorporation, record holders of Common Stock who, directly or indirectly, beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to own beneficially shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

              Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based upon such reports, the following table sets forth, as of December 1, 1997, certain information as to the Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of Common Stock. Management knows of no person, except as listed below, who owned more than 5% of the Company's outstanding shares of Common Stock as of December 1, 1997.


  NAME AND ADDRESS OF             AMOUNT AND NATURE OF
   BENEFICIAL OWNER               BENEFICIAL OWNERSHIP     PERCENT OF CLASS
   ----------------               --------------------     ----------------

The LISB Employee Stock            2,028,648 shares(1)          8.44 %
Ownership Trust
114 W. 47th Street
New York, New York 10036

Wellington Management Company      1,377,000 shares(2)          5.73 %
75 State Street
Boston, Massachusetts 02109

_____________________

(1) The Employee Stock Ownership Plan ("ESOP") is administered by a committee consisting of three employees of the Bank who were appointed by the Board of Directors of the Bank. The ESOP's assets are held in trust (the "ESOP Trust"), for which CG Trust Company serves as trustee (the "ESOP Trustee"). The terms of the ESOP Trust Agreement provide that U.S. Trust Company of California, N.A., as the ESOP Investment Manager (the "Investment Manager"), subject to the Investment Manager's fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, will direct the ESOP Trustee to vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with the following rules. The Investment Manager will direct the ESOP Trustee to vote, tender or exchange shares of Common Stock allocated to participants' accounts in accordance with instructions received from the participants. The Investment Manager will direct the ESOP Trustee to vote allocated shares as to which no instructions are received and any shares in the "suspense account" or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the Investment Manager receives instructions are voted.

         Excludes amounts held by the Trustee for the benefit of the 401(k)
         Trust.

(2) According to its filing on Schedule 13G with the Securities and Exchange Commission dated January 24, 1997, Wellington Management Company acquired such interest through its subsidiary Wellington Trust Company, N.A. and claims sole voting power over -0- shares of Common Stock, shared voting power with respect to 789,320 shares of Common Stock and shared dispositive power as to 1,377,000 shares of Common Stock. Shares of Common Stock beneficially owned by Wellington Management Company are owned by a variety of investment advisory clients of Wellington Management Company. No such client is known to have an interest in more than 5% of the Common Stock.

STOCK OWNERSHIP OF MANAGEMENT

              The table below presents the shares of Common Stock and the percentage of Common Stock beneficially owned as of September 30, 1997 by (i) the Company's directors, (ii) the executive officers named in the "Summary Compensation Table" below (see "Executive Compensation") and (iii) the Company's directors and executive officers, as a group.



                                                           Shares of Common Stock   Percent
                             Position(s)                     Beneficially Owned     of Class
Name                         With the Company                 (1) (2) (3) (4)         (5)
----                         ----------------              ----------------------   --------

John J. Conefry, Jr......    Chairman of the Board,                355,531            1.48%
                             and CEO

Lawrence W. Peters (6)...    President and COO,                     26,749             .11%
                             Director

Bruce M. Barnet (7)......    Executive Vice President,              36,155             .15%
                             Director

Clarence M. Buxton.......    Director                               85,096             .35%

Edwin M. Canuso..........    Director                               79,824             .33%

Richard F. Chapdelaine...    Director                               84,360             .35%

Brian J. Conway..........    Director                               85,792             .36%

Robert J. Conway (8).....    Director                               75,335             .31%

Frederick DeMatteis......    Director                              105,664             .44%

George R. Irvin (9)......    Director                               77,056             .32%

Herbert J. McCooey.......    Director                               59,702             .25%

Robert S. Swanson, Jr....    Director                               77,202             .32%

James B. Tormey,M.D.(10).    Director                               62,506             .26%

Leo J. Waters............    Director                               36,832             .15%

Donald D. Wenk (11)......    Director                              111,540             .46%

Troy J. Baydala..........    Director Emeritus                      47,963             .20%

W. Douglas Singer........    Executive Vice President               87,852             .37%

Mark Fuster..............    Executive Vice President               87,106             .36%

Robert T. Volk...........    Executive Vice President               79,646             .33%

All directors and
executive officers as a
group (19 persons).......                                        1,661,911            6.92%


(1) Unless otherwise indicated, each person effectively exercises sole voting and dispositive power as to the shares reported.

(2) Includes options granted under the Long Island Bancorp, Inc. 1994 Stock Incentive Plan (the "Stock Incentive Plan") or the Long Island Bancorp, Inc. 1994 Non-Employee Directors Stock Option Program (the "Director Stock Option Program") which are currently exercisable. Excludes remaining options granted in 1994 which are exercisable on March 29, 1999, options granted in 1995 which are exercisable in two equal installments beginning on March 29, 1999, options granted in 1996 which are exercisable in three equal installments beginning on March 29, 1999, and options granted in 1997 which are exercisable in four equal installments beginning on March 29, 1999.

(3) Includes shares awarded under The Long Island Savings Bank Management Recognition and Retention Plan for Executive Officers (the "Executive Officer MRP") and The Long Island Savings Bank Management Recognition and Retention Plan for Non-Employee Directors (the "Director MRP" and, together with the Executive Officer MRP, the "MRPs"). Under the MRPs, awards are granted in the form of shares of Common Stock held by the MRPs. Directors and executive officers earn shares of Common Stock covered by the awards prior to 1997 at a rate of 20% per year commencing one year from the date of the award. However, shares awarded in 1997 vest 50% on March 29, 1997 and 50% on March 29, 1998.

(4) Includes 2,587, 2,357, 2,357, 0, and 2,296 shares allocated under the ESOP to the accounts of Messrs. Conefry, Singer, Fuster, Barnet and Volk, respectively.

(5) The total number of shares of Common Stock outstanding on September 30, 1997 was 24,022,924. For purposes of this table, 279,219 shares of Common Stock subject to stock options granted, in the aggregate, to all directors and executive officers are not considered outstanding as such options are not exercisable prior to March 29, 1999.

(6)    Mr. Peters was elected President and Chief Operating Officer on March 1,
       1997.

(7) Mr. Barnet was elected Executive Vice President, Director of Real Estate and Development for both the Company and the Bank on October 3, 1996.

(8) Of the 75,335 shares of Common Stock beneficially owned, Mr. Robert J. Conway has sole voting and investment power with respect to 67,335 shares of Common Stock and has shared voting and investment power with respect to 8,000 shares of Common Stock.

(9) Of the 77,056 shares of Common Stock beneficially owned, Mr. Irvin has sole voting and investment power with respect to 7,166 shares of Common Stock and has shared voting and investment power with respect to 69,890 shares of Common Stock.

(10) Of the 62,506 shares of Common Stock beneficially owned, Dr. Tormey has sole voting and investment power with respect to 60,506 shares of Common Stock and has shared voting and investment power with respect to 2,000 shares of Common Stock.

(11) Of the 111,540 shares of Common Stock beneficially owned, Mr. Wenk has sole voting and investment power with respect to 104,540 shares of Common Stock and has shared voting and investment power with respect to 7,000 shares of Common Stock.

--------------------------------------------------------------------------------
                                    PROPOSAL NO. 1
                                ELECTION OF DIRECTORS
--------------------------------------------------------------------------------



              The Board of Directors of the Company consists of fifteen directors divided into three classes, Class I, Class II and Class III directors, and one director emeritus. Upon election by the stockholders, the directors of each class serve for a term of three years, with the directors of one class elected each year. The Class I directors, consisting of Messrs. Conefry, Chapdelaine, Irvin and Tormey, were elected to terms of office expiring at the 1998 annual meeting of stockholders. The Class II directors, consisting of Messrs. DeMatteis, McCooey, Swanson, Canuso, Barnet and Peters were elected to terms of office expiring at the 1999 annual meeting of stockholders. The Class III directors, consisting of Messrs. Buxton, Conway (Brian J.), Conway (Robert J.), Waters and Wenk, were elected to terms of office expiring at the 2000 annual meeting of stockholders. In all cases, directors serve until their respective successors are duly elected and qualified.

              The directors whose terms expire at the Annual Meeting are
Messrs. Conefry, Chapdelaine, Irvin, and Dr. Tormey.   Each of these directors
(each a "Board Nominee") has been nominated by the Board to stand for reelection, and, if elected, to serve for a term expiring at the annual meeting of stockholders to be held in 2001. Each Board Nominee has consented to being named in this Proxy Statement and to serve if elected.

              UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PROXY HOLDERS TO VOTE THE PROXIES RECEIVED BY THEM IN RESPONSE TO THIS SOLICITATION FOR THE ELECTION OF THE BOARD NOMINEES AS DIRECTORS. IF ANY BOARD NOMINEE SHOULD REFUSE OR BE UNABLE TO SERVE, THE PROXIES WILL BE VOTED FOR SUCH PERSON AS SHALL BE DESIGNATED BY THE BOARD TO REPLACE ANY SUCH NOMINEE. THE BOARD PRESENTLY HAS NO KNOWLEDGE THAT ANY OF THE BOARD NOMINEES WILL REFUSE OR BE UNABLE TO SERVE.

            THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE BOARD
                                      NOMINEES.

BOARD NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

              The following table sets forth certain information regarding the Board Nominees and the other members of the Board of Directors of the Company.



                                       POSITION(S) HELD WITH         DIRECTOR       TERM
NAME                         AGE(1)         THE COMPANY              SINCE(2)       EXPIRES
----                         ------    ---------------------         --------       -------

John J. Conefry, Jr........     53     Chairman of the Board         01/15/80       1998
                                       and CEO

Lawrence W. Peters.........     67     President and COO and         04/25/89       1999
                                       Director
Bruce M. Barnet(3).........     45     Executive Vice President,     06/24/86       1999
                                       Director
Clarence M. Buxton.........     70     Director                      01/15/74       2000
Edwin M. Canuso............     72     Director                      05/19/70       1999
Richard F. Chapdelaine(4)..     72     Director                      11/22/88       1998
Brian J. Conway(5).........     39     Director                      03/28/89       2000
Robert J. Conway(5)........     62     Director                      08/17/83       2000

Frederick DeMatteis........     74     Director                      04/20/65       1999



George R. Irvin(3).........     70     Director                      09/21/76       1998
Herbert J. McCooey.........     71     Director                      07/21/64       1999
Robert S. Swanson, Jr......     72     Director                      08/20/68       1999
Dr. James B. Tormey........     68     Director                      01/19/82       1998
Leo J. Waters..............     62     Director                      03/27/90       2000
Donald D. Wenk.............     67     Director                      01/15/74       2000
Troy J. Baydala............     79     Director Emeritus             08/15/72          -


____________________


(1)     As of November 1, 1997.
(2) All directors commenced service as directors of the Company on December 20, 1993, the date of the Company's incorporation. The dates set forth above are the dates the individuals commenced service as directors of the Bank.
(3)     Bruce M. Barnet is the son-in-law of George R. Irvin.
(4) Mr. Chapdelaine served on the Board of Directors of the Bank from August 1968 to March 1986, at which time he left the Board. He was reappointed to the Board of Directors of the Bank in November 1988.
(5)     Brian J. Conway is the nephew of Robert J. Conway.

               The following table sets forth certain information regarding the executive officers who are not directors of the Company.


                                             POSITION(S) HELD WITH
        NAME                       AGE(1)         THE COMPANY
        ----                       ------    ---------------------

        Joseph P. Bryant........     50      Former Executive Vice President
        W. Douglas Singer.......     47      Executive Vice President
        Mark Fuster.............     50      Executive Vice President/Treasurer
        Robert T. Volk..........     45      Executive Vice President


____________________

(1)  As of November 1, 1997.

               Mr. Fuster has served as an executive officer of the Company since December 21, 1993, the first meeting of the Board of Directors of the Company. Messrs. Singer and Volk have served as executive officers of the Company since March 29, 1994 and July 26, 1994, respectively. Mr. Bryant served as an executive officer of the Company between July 26, 1994 and June 17, 1997. All executive officers of the Company are elected annually and serve at the will of the Board of Directors, until their respective successors have been elected and qualified.

BIOGRAPHICAL INFORMATION

          Set forth below is certain information with respect to the directors, Board Nominees and executive officers of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his principal occupation for the past five years.

DIRECTORS AND BOARD NOMINEES

     JOHN J. CONEFRY, JR. has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since December 21, 1993, the first meeting of the Board of Directors of the Company, and as Chairman of the Board of Directors of the Bank since January 25, 1994. He joined the Bank as an employee on September 6, 1993 as Vice Chairman. On November 23, 1993, he was elected Chief Executive Officer of the Bank. Mr. Conefry has been a Director of the Bank since January 15, 1980. On September 7, 1996 he assumed the Presidency of the Company and of the Bank. Mr. Conefry previously was employed by Merrill Lynch, Pierce, Fenner & Smith, Inc., where he had been a Senior Vice President since 1981. Prior to that, he had been a partner in the public accounting firm of Deloitte Haskins & Sells. Mr. Conefry also serves on a number of boards of not-for-profit organizations.

     LAWRENCE W. PETERS has been a director of the Company since its formation in 1993. He joined the Bank on April 13, 1989 as a Senior Executive Vice President and Chief Lending Officer. Mr. Peters retired from his management position on May 23, 1995 and rejoined the Company and Bank as President and Chief Operating Officer on March 1, 1997. Prior to joining the Bank, Mr. Peters was employed by Dime Savings Bank of New York as Vice Chairman and Director, and was in charge of all lending functions.

     BRUCE M. BARNET has been a director of the Company since its formation in 1993. He became a director of the Bank on June 24, 1986. As the President of Sunset Developers, Inc., a real estate brokerage firm, he was active in the development, sale and management of residential and commercial real estate in the New York area since 1985. On October 3, 1996, Mr. Barnet was appointed Executive Vice President, Director of Real Estate and Development, of the Company and the Bank.

     CLARENCE M. BUXTON has been a director of the Company since its formation in 1993. He became a director of the Bank on January 15, 1974. Mr. Buxton is a partner in Buxton, Davidson Associates, an employee benefit and estate planning firm.

     EDWIN M. CANUSO has been a director of the Company since its formation in 1993. He became a director of the Bank on May 19, 1970. He served the Bank for 16 years as the Senior Executive Vice President in charge of real estate management, development, construction and joint ventures. Mr. Canuso retired from the Bank on January 1, 1993. He currently serves in a consulting capacity to the Bank.

     RICHARD F. CHAPDELAINE has been a director of the Company since its formation in 1993. He became a director of the Bank on August 20, 1968. He is the Chairman of the Board of Chapdelaine Corporate Securities & Co., and Chapdelaine & Co., Inc., both firms dealing in financial services. He serves on the Boards of Niagara University (Emeritus), and Golden Bear International.

     BRIAN J. CONWAY has been a director of the Company since its formation in 1993. He became a director of the Bank on March 28, 1989. He is a Managing Director of TA Associates, Inc., a private equity investment firm.

     ROBERT J. CONWAY has been a director of the Company since its formation in 1993. He became a director of the Bank on August 17, 1983. Mr. Conway was employed by AMF for 29 years. His last position with AMF was Corporate Vice President and Group Executive of the Worldwide Bowling Products Group. He has worked as a professional equities trader.

     FREDERICK DEMATTEIS has been a director of the Company since its formation in 1993. He became a director of the Bank on April 20, 1965. Mr. DeMatteis is the Chairman of the Board and CEO of Leon D. DeMatteis Construction Corporation, a real estate development and construction firm. He is the Chairman of the Board for St. Vincent's Services and the Chairman of the Board of DM Airport Developers, Inc. He serves as Chairman of RY Management Co., Inc., a real estate building management firm. He is also a Director on the Board of Downtown Lower Manhattan Association of New York and a Trustee of the Dante Foundation.

     GEORGE R. IRVIN has been a director of the Company since its formation in 1993. He became a director of the Bank on September 21, 1976. As President of Realty Syndicates Co., Mr. Irvin is an active developer of residential and commercial real estate on Long Island.

     HERBERT J. MCCOOEY has been a director of the Company since its formation in 1993. He became a director of the Bank on July 21, 1964. Mr. McCooey is retired. Prior to his retirement he served as Executive Vice President of Robb, Peck, McCooey & Co., Inc., a specialist firm on the New York Stock Exchange. He was also a Senior Floor Governor of the New York Stock Exchange.

     ROBERT S. SWANSON, JR. has been a director of the Company since its formation in 1993. He became a director of the Bank on August 20, 1968. Mr. Swanson served as Chairman of the Board of S.B. Thomas Inc., a specialty baking company. He retired in 1976.

     JAMES B. TORMEY, M.D. has been a director of the Company since its formation in 1993. He became a director of the Bank on January 19, 1982. Since January 1, 1995 he has been retired from the active practice of medicine. Dr. Tormey has served as a member of the Medical Ethics Committee of the Catholic Diocese of Rockville Centre. He is a limited partner in the Rockville Centre Medical Realty Association.

     LEO J. WATERS has been a director of the Company since its formation in 1993. He became a director of the Bank on March 27, 1990. He is the President of a private investment consulting firm.

     DONALD D. WENK has been a director of the Company since its formation in 1993. He became a director of the Bank on January 15, 1974. From June 23, 1992 until January 25, 1994, Mr. Wenk served as Chairman of the Board of Directors of the Bank. From January 25, 1994 until January 23, 1996, Mr. Wenk served as Chairman of the Executive Committee of the Board of Directors of the Bank. He is the Chairman of the Board of American Casting & Manufacturing Corporation.

     TROY J. BAYDALA has been a director emeritus of the Company since soon after its formation in 1993. He became a director of the Bank on August 15, 1972 and retired from the Board of the Bank on December 8, 1992 upon reaching the mandatory retirement age of 75. Mr. Baydala retired in 1983 from his position as Executive Vice President and Secretary of the Bank. He previously served as a Senior Vice President of Franklin National Bank, where he worked for 23 years. Mr. Baydala was the President of the New York chapter of the American Institute of Real Estate Appraisers (MAI).

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     W. DOUGLAS SINGER has been an Executive Vice President of the Company since March 29, 1994. He is Executive Vice President and Treasurer of the Bank. He joined the Bank in 1988 from Goldman Sachs & Co. where he was a Vice President in its Mortgage Backed Securities Department.

     MARK FUSTER has been the Treasurer of the Company since December 21, 1993 and Executive Vice President and Treasurer of the Company since January 23, 1996. He is Executive Vice President and Chief Financial Officer of the Bank. Mr. Fuster joined the Bank in 1981. Prior to joining the Bank, Mr. Fuster served as Vice President and Controller for the real estate and mortgage loan department at another financial institution. Mr. Fuster had previously served as a supervisor at the accounting firm of Peat Marwick Mitchell & Co.

     ROBERT T. VOLK has been an Executive Vice President of the Company since July 26, 1994. He is Executive Vice President and Director of Consumer Banking at the Bank. Mr. Volk joined the Bank in 1989. He formerly served as Vice President, Community Banking Group Administration at National Westminster Bank USA.

     JOSEPH P. BRYANT was an Executive Vice President of the Company from July 26, 1994 to June 17, 1997. He was Executive Vice President and Chief Mortgage Officer of the Bank.


--------------------------------------------------------------------------------
                  COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
                            OF THE COMPANY AND OF THE BANK
--------------------------------------------------------------------------------


          The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board or a majority of the Board of Directors. During the fiscal year ended September 30, 1997, the Board of Directors met thirteen times. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committee meetings, for those committees on which such director served, during this period. The Board of Directors has established the following committees among others:

          The Compensation Committee consists of Chairman Chapdelaine and Messrs. DeMatteis, Wenk and Swanson. The function of the Compensation Committee is to review the performance and compensation of the officers of the Company, make recommendations to the Board of Directors with respect thereto and administer the Executive Officer MRP, including the granting of restricted shares of Common Stock pursuant thereto, and the Stock Incentive Plan, including the granting of options pursuant thereto. This committee meets on an as-needed basis and met 3 times during fiscal 1997.

          The Audit Committee consists of Chairman Waters and Messrs. Conway (Brian J.), McCooey, and Tormey. The purpose of this Committee is to review the progress of all internal audits, all independent audits and all periodic reports of such audits submitted to the Audit Committee and to supervise and coordinate with persons conducting such audits. This committee generally meets, at a minimum, on a quarterly basis and met 7 times during fiscal 1997.

          In addition to the Committees described above, the Board of Directors has established an Executive Committee and a Planning and Development Committee.

          The Board of Directors of the Bank (the "Bank Board") and the Board of Directors are identically constituted. During fiscal 1997, the Bank Board met thirteen times. No director attended fewer than 75% of the aggregate of Bank Board and committee meetings, for those committees on which such director served during the time he served, held during this period.

          The Bank Board also maintains executive, compensation and audit committees, the membership of which is the same as the comparable committees of the Board of Directors. The Committees of the Bank Board serve substantially the same functions at the Bank level as those of the Company. The Compensation and Audit Committees of the Bank Board met 3 times and 7 times, respectively, during such period.

          In addition to the Committees described above, the Bank Board has established the Loan, Investment and Community Reinvestment Act ("CRA") Committees.

          There are no arrangements or understandings between the Company or any person(s) pursuant to which any person is or was selected as a director or nominee. There is no family relationship between any director, any Board Nominee, any executive officer or any significant employee of the Company, except that Brian J. Conway is the nephew of Robert J. Conway and Bruce M. Barnet is the son-in-law of George R. Irvin.

          No director, Board Nominee, officer, or affiliate of the Company, or any owner of record or beneficially of more than five percent (5%) of the Common Stock or any associate of such parties is, or has been involved in any legal proceedings as a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries. During the past five years no director, Board Nominee, executive officer, promoter or control person is or has been involved in any proceeding of a nature requiring disclosure herein which is material to an evaluation of the ability or integrity of such director, Board Nominee or executive officer or to the stockholders' voting or investment decision.


--------------------------------------------------------------------------------
                      TRANSACTIONS WITH CERTAIN RELATED PERSONS
--------------------------------------------------------------------------------


          Savings associations such as the Bank are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act (as implemented by provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA")) and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under
Section 22(h), loans to a director, executive officer and to a greater than 10.0% stockholder of a savings association and certain affiliated interests of such persons may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit (generally equal to 15.0% of the institution's unimpaired capital and surplus).
Section 22(h) also generally prohibits the making of loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and greater than 10.0% stockholders of a savings association and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required as being the greater of $25,000 or 5.0% of the association's unimpaired capital and unimpaired surplus (up to $500,000). Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as, and following credit-underwriting procedures that are not less stringent than, those offered in comparable transactions to other persons and that do not involve more than normal risk of repayment or present other unfavorable features, except that extensions of credit to directors, executive officers, and principal shareholders are permitted as long as the extension of credit is made pursuant to a pension or benefit program that is widely available to employees and does not give preference to directors, executive officers, and principal shareholders. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors, unless the payment of funds is made in accordance with a written, pre-authorized interest-bearing extension of credit plan that specifies a method of payment or a written, pre-authorized transfer of funds from another account of the account holder at the institution.

          Savings associations also are subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act (as implemented by FDICIA) and Regulation O on loans to executive officers. Under Section 22 (g), the Bank is prohibited from extending credit, unless secured by a perfected security interest in qualifying United States or United States agency obligations or a deposit account in the lending bank, to its executive officers, except to finance the purchase, construction, maintenance or improvement of the executive's residence or the education of the executive's children or if for any other purpose the aggregate loans do not exceed at any one time the higher of $25,000 or 2.5% of the institution's unimpaired capital and unimpaired surplus but in no event more than $100,000. Under OTS regulations in effect prior to the FIRREA and FDICIA amendments, similar restrictions applied; however, a savings association could make loans such as residential mortgage loans and consumer loans to officers and directors (and other employees) at favorable interest rates and loan fees if certain procedures were followed.

          Although the Company does not, the Bank may from time to time make loans to the directors and executive officers of the Company or the Bank or members of their families, as well as to members of the public. In keeping with earlier applicable OTS regulations, the loans were made by the Bank in the past in the ordinary course of business and on substantially the same terms and conditions, except for reduced interest rates and loan fees, as those of comparable transactions prevailing at the time, and did not involve more than the normal risk of repayment or present other unfavorable features. The Bank's policy during fiscal 1997 complied in all respects with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O and provided, among other things, that all loans made by the Bank to its directors and executive officers which, when aggregated with all other extensions of credit to that director or executive officer, exceeded $350,000 were required to be approved by the Bank Board, be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and not involve more than the normal risk of collectability or present other unfavorable features.

          Mr. Barnet is the sole shareholder and President of Sunset Developers, Inc. which until October 3, 1996 served as a real estate advisor and rendered real estate services to the Bank and to subsidiaries of the Bank, pursuant to an advisory agreement dated April 1, 1996 (1996 Advisory Agreement), covering 11 separate Bank owned properties. The 1996 Advisory Agreement consolidated four separate Advisory Agreements previously existing between the Bank and Sunset Developers. In connection with the 1996 Advisory Agreement, Sunset Developers was entitled to an hourly fee for services rendered for each property covered under the 1996 Advisory Agreement and result-based additional compensation for 10 of the properties covered under the 1996 Advisory Agreement. Sunset Developers, Inc. received a total of $304,939 in fees from the Bank during the fiscal year ended September 30, 1996. In connection with Mr. Barnet's joining the Bank and Company on October 3, 1996 as Executive Vice President, Director of Real Estate and Development, the 1996 Advisory Agreement was terminated pursuant to a Termination Agreement dated October 3, 1996. Pursuant to the terms of the Termination Agreement, all amounts due and owing to Sunset Developers were paid by the Bank, and Sunset Developers released the Bank from any claims for additional compensation and payment. The Company believes that the terms and conditions of its relationship with Sunset Developers, Inc. were as favorable as those that could be obtained from arms length negotiations with unassociated third parties.

          Mr. Buxton is an agent for certain large insurance companies. In such capacity, he has acted as the agent for certain life and health insurance policies provided by the Bank to its executive officers and other employees. During fiscal 1997, the Bank paid $562,950 in premiums to these insurance companies in connection with such policies and Mr. Buxton received compensation from such insurance companies in connection therewith.

--------------------------------------------------------------------------------
                             BENEFICIAL OWNERSHIP REPORT
--------------------------------------------------------------------------------


          Section 16(a) of the Exchange Act and regulations promulgated thereunder require the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the NASDAQ reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended September 30, 1997.


--------------------------------------------------------------------------------
                               DIRECTOR'S COMPENSATION
--------------------------------------------------------------------------------


          DIRECTOR FEES. Non-employee members of the Board of Directors receive an annual retainer of $6,000 and non-employee members of the Bank Board receive an annual retainer of $18,000. In addition, each such member receives a fee of $1,000 per meeting for attendance at Board meetings and a fee of $500 per meeting for attendance at Committee meetings. For Board meetings of the Company and the Bank held on the same day, only one fee is paid to cover both meetings. For Committee meetings of the same Committee of the Company and the Bank held on the same day, only one fee is paid for both meetings. Mr. Waters, Chairman of the Audit Committee, and Mr. Chapdelaine, Chairman of the Compensation Committee, each receive one Committee retainer fee of $12,000 per annum for serving as Chairman of his Committee of the Company and the Bank, in addition to any other compensation that they receive as members of the Board of Directors or the Bank Board. Committee Chairmen who receive such a retainer receive no additional compensation (e.g., Committee meeting fees) for serving in that capacity regardless of the number of meetings held. Directors who are employees of the Bank receive no fees or retainers. In addition, Mr. Canuso, Mr. Wenk, Dr. Tormey and Mr. Baydala provide consulting services to the Bank. For these services, Mr. Canuso receives a consulting fee of $30,000 per annum, Mr. Wenk receives a consulting fee of $1,000 per month, and Dr. Tormey receives a consulting fee of $1,000 per month. Mr. Wenk's consulting agreement was terminated on March 1, 1997. Mr. Baydala receives a consulting fee of $500 per Loan Committee meeting attended and $600 per day during which he performs loan inspections and appraisals; such fees are expected to approximate between $26,000 and $29,000 per annum.

          The Company maintains a deferred fee plan for directors whereby directors may elect to defer any or all fees earned for their services as a director. During fiscal 1997, Messrs. Robert J. Conway and Lawrence W. Peters deferred current fees paid pursuant to this plan.

          OPTION PROGRAM FOR NON-EMPLOYEE DIRECTORS. The Company maintains a non-employee director stock option program. The program automatically grants to directors of the Company who are not employees of or consultants to the Bank or the Company non-statutory options to acquire a fixed number of shares of Common Stock. Under the program, each outside director received, in connection with the consummation of the Bank's conversion from mutual to stock form, the concurrent issuance of the Bank's capital stock to the Company and the sale of the Company's Common Stock to the public (the "Conversion"), an option to acquire a number of shares of the Common Stock equal to (a) 41,400 shares, plus
(b) 1,035 shares for each full and partial year of service by any such outside director on the Bank Board (a "Conversion Grant"). Each new outside director will receive an option to acquire 2,588 shares of the Common Stock, as of the date of appointment or election to the Board of Directors (an "Initial

Grant"). On each anniversary of any Conversion Grant and Initial Grant each continuing outside director shall automatically receive an option to acquire 518 shares of the Common Stock. These additional options will be granted subject to the availability of options within the program. Outside directors have to date received fixed option awards, depending upon length of service on the Bank Board, covering an aggregate 711,061 shares of Common Stock before forfeitures, including an aggregate of 5,180 shares of Common Stock covering the 1997 automatic grant of options. Currently, 95,930 shares remain available for future fixed option awards, as described above, to new outside directors and current outside directors who continue to serve on the Board of Directors. The exercise price per share of each option equals the fair market value of the underlying shares of Common Stock on the date of grant of such option. All options granted under the program become exercisable as to one-fifth of the underlying shares on each of the first five anniversaries of the date of grant. All option grants expire upon the earlier of ten years following the date of grant, or, in the event of an involuntary termination, as defined in the program, one year following the date the optionee ceases to be a director of the Company. In the event of an involuntary termination, or upon the occurrence of a change in control, as defined in the program, all options granted to an outside director become 100% exercisable. In the event of a voluntary termination, as defined in the program, the outstanding options will automatically expire on the date of any such termination.

          MANAGEMENT RECOGNITION AND RETENTION PLAN FOR NON-EMPLOYEE DIRECTORS. The Bank maintains a management recognition and retention plan for directors of the Bank and the Company who are not employees of or consultants to the Bank or the Company. The plan provides for the automatic fixed grant of 17,913 shares of restricted Common Stock to those individuals (a) who were directors of the Company and the Bank on the date of the Conversion and (b) who are subsequently elected or appointed as a director of both the Company and the Bank. To date, outside directors as a group have received, in the aggregate, awards of 197,043 shares of restricted Common Stock net of forfeitures under the plan. 35,832 shares of restricted Common Stock remain available for future grants under the plan. All grants of shares of restricted Common Stock vest at a rate of one-fifth on each of the first five anniversaries of the date of grant. In the event of a termination of board membership, other than a termination due to retirement after age 75, death, or disability (as defined in the plan), all unvested shares of restricted Common Stock will be forfeited by the former director. In the event of any such retirement, death, or disability, or any change in control, as defined in the plan, of the Company or the Bank, all shares of restricted Common Stock become fully vested as of the date of any such termination or change in control.

          HEALTH CARE COVERAGE. The Bank has made available a plan of health care coverage to directors who are not employees of the Bank or the Company and who wish to participate in the plan. Such directors may choose to receive health care coverage under one of the plans offered by the Bank. These include a traditional reimbursement option, a point of service option, or a selection of health maintenance organizations.

          RETIREMENT BENEFIT PLAN. The Bank has adopted a non-qualified Retirement Benefit Plan for directors who are not employees of the Bank or the Company ("Eligible Directors"). Upon retirement from the Board of Directors at age 65 or older, with a minimum of 15 years of service, the retirement benefits provide continuation of the annual retainers received by Eligible Directors from the Bank and the Company and Board meeting fees at the then current rate for a period of ten years following retirement. In the event that an Eligible Director retires from the Board of Directors with a minimum of five but less than 15 years of service, such Eligible Director shall receive pro-rated retirement benefits based on the years of service. Mr. Baydala is currently receiving annual benefits of $36,000 under the Retirement Benefit Plan.

--------------------------------------------------------------------------------
                                EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


          THE REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT AS TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

           The Compensation Committees of the Bank and the Company (together, the "Committee") are identically constituted and, at the direction of the Board of Directors, have jointly prepared the following report for inclusion in this Proxy Statement. The Committee is comprised of Messrs. Chapdelaine, DeMatteis, Wenk, and Swanson, four non-employee directors who are "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act. The Committee has the responsibility for all compensation matters concerning the Company's and the Bank's executive officers.

          COMPENSATION PHILOSOPHY. The executive compensation program links management pay with the Company's annual and long-term performance. The program is intended to attract and retain highly-qualified senior managers by providing compensation opportunities that are consistent with the Company's performance. The program provides for base salaries that reflect such factors as level of responsibility, individual performance, internal fairness, and external competitiveness, annual incentive bonus awards that are payable in cash for the achievement of strategic acquisitions and/or divestitures, loan production, improvement in asset quality, increased fee income, introduction of innovative products and services, and the achievement of other significant annual financial and operational objectives. The program also provides long-term incentive opportunities in the form of stock options and restricted shares that strengthen the mutuality of interest between management and the Company's stockholders and encourage management continuity. From time to time, the Committee utilizes the services of a recognized, external consulting firm to assess marketplace compensation values and practices, and to assess the reasonableness of the overall compensation program.

          The Company strives to provide motivational compensation opportunities that effectively and appropriately reward management for the achievement of critical performance objectives. The Committee supports a pay-for-performance policy that determines executive compensation amounts based on both corporate and individual performance. Salaries and annual bonuses for senior corporate executives are therefore based on the overall performance of the Company and on their personal contributions to that performance. In addition, the program provides stock incentive opportunities designed to align the interests of executives and other key employees with other stockholders through the ownership of Common Stock.

          Effective January 1, 1994, Internal Revenue Code of 1986, as amended (the "Code") Section 162(m) places a limitation of $1 million per officer on the deductibility of certain elements of compensation paid to the Named Executive Officers (as defined below) of the Company and the Bank. As stated above, the Committee designs its compensation arrangements to achieve various objectives. Because of the importance placed by the Committee on establishing appropriate compensation arrangements that will achieve these objectives, the Committee has not taken into account the impact of Section 162(m) of the Code and does not believe that the tax law should dictate compensation policies or have a significant effect in determining compensation policies and practices for the Company's executive officers. The Committee continues to study whether it is possible or desirable to cause compensation arrangements in the future to be exempt from the limitation imposed under Section 162(m) of the Code. To the extent that the Committee's compensation objectives can be achieved in a manner that maximizes the deductibility of compensation paid by the Company, it will seek to do so.

          The following is a discussion of each of the elements of the Company's executive compensation program, including a description of the decisions and actions taken by the Committee with respect to fiscal 1997 compensation for the Chief Executive Officer (the "CEO") and all executive officers as a group.

          MANAGEMENT COMPENSATION PROGRAM. Compensation paid to the Company's executive officers in the fiscal year ended September 30, 1997 (as reflected in the tables that follow with respect to the Named Executive Officers) consisted of the following elements: base salary, annual incentive bonus, restricted shares under the Management Recognition and Retention Plan for Executive Officers and stock options under the Stock Incentive Plan. Total annual cash compensation for each executive officer varies each year based on the Company's achievement of its annual objectives and the individual's performance.

          With respect to determining the base salary of executive officers, the Committee takes into consideration a variety of factors, including the executive's level of responsibility and individual performance, the salaries of similar positions in the Company, comparable companies in our industry and the financial and operational performance of the Company in relation to its competition in the industry. The Company participates in and reviews various industry salary surveys. In addition, the Committee may, from time to time, utilize the services of independent consultants to assess comparable external salaries.

          The Company's annual incentive bonus to its executive officers (including the Named Executive Officers) is based on the achievement of objective, financial, and operational performance targets and the discretion of the Committee. These targets may include net operating income, completion of certain strategic business transactions, attainment of certain critical financial ratios, and other performance objectives as may be determined annually. In determining individual incentive bonus awards, accountability of executive officers and individual contributions towards the attainment of these objectives are considered. In determining specific awards for the fiscal year ended September 30, 1996, which were paid during fiscal 1997, the Committee placed considerable emphasis on loan production, continued growth of market share, financial performance as reflected by net income, and the introduction of innovative relationship banking products in determining annual incentive bonus for the Company's executive officers. The calculation of the Company's financial performance with respect to the determination of these incentive bonus awards is made as soon as is practicable after the completion of the Company's fiscal year.

          The long-term retention element of the management compensation program is in the form of restricted share grants. These restricted shares are granted and administered by the Committee under the Executive Officer MRP. The Committee and the Board of Directors believe that providing executive officers with stock ownership opportunities significantly aligns the interests of the executives with stockholders and encourages the executives' long-term retention. Restricted share grants under the Executive Officer MRP also recognize the past contributions of these employees and provide an additional incentive for shareholder value creation. On December 19, 1996, the Committee granted certain officers and key employees (including the Named Executive Officers) restricted shares that vested (with respect to the lapse of restriction) at the rate of 50% on March 29, 1997 and 50% will vest on March 29, 1998.

          The long-term incentive element of the Company's management compensation program is in the form of stock option grants. These stock options are granted and administered by the Committee under the Company's Stock Incentive Plan (the "Plan"). The Plan is intended to create an opportunity for executive officers and other key employees of the Company to acquire a proprietary interest in the Company and thereby enhance their efforts in the service of the Company and its stockholders.

          On the Grant Date (March 29, 1994), the Committee granted to certain executive officers (including the Named Executive Officers) and certain other key employees of the Company, stock options with an exercise price of $11.50 per share that was the initial offering price (and then current fair market value) of the Common Stock. Of the stock options granted to each executive officer and key employees, 20% become exercisable on each succeeding anniversary of the Grant Date. In 1995 stock options with an exercise price of $17.81 per share (the current fair market value at grant date) were granted to executive officers and certain key employees These options became exercisable in 20% annual installments beginning on March 29, 1996. On December 19, 1996, options with an exercise price of $33.625 per share (the then current fair market value) were granted to executive officers and certain key employees. The Committee believes that by rationing the exercisability of these stock options over a five-year period, the executive retention impact of the Plan will be strengthened and management's motivation to enhance the value of the Common Stock will be influenced positively.

          CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. John J. Conefry, Jr., Chairman and Chief Executive Officer of the Company, joined the Bank on September 6, 1993 as Vice Chairman of the Bank Board. On November 23, 1993, he was elected Chief Executive Officer of the Bank and on January 25, 1994 he was elected Chairman of the Bank Board. On September 7, 1996, he was elected to the additional position of President which he held until March 1, 1997, when Mr. Lawrence W. Peters was appointed President and COO. Mr. Conefry has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since December 21, 1993. In consideration of Mr. Conefry's assumption of these responsibilities the Company entered into an employment agreement with Mr. Conefry that provided for a base salary of $600,000 per year through December 31, 1995 and $700,000 per year beginning January 1, 1996. This amount was determined based on an assessment of the degree of accountability of the Chairman and Chief Executive Officer position during this critical period in the Bank's and the Company's history, as well as an assessment of competitive marketplace compensation for positions of comparable responsibility among similar financial institutions. This employment agreement provides that the base salary amount may be reviewed annually and adjusted at the sole discretion of the Board of Directors. Similar agreements were entered into with other executive officers of the Company in order to maintain a stable and competent management group through and after the Conversion.

          Mr. Conefry was awarded a bonus of $400,000 in December 1997 for the fiscal year ended September 30, 1997 in recognition of his accountability for adding shareholder equity value and for his contributions to the Company's meeting its targeted performance objectives for the year. With respect to the long-term retention and incentive elements of Mr. Conefry's compensation, grants of restricted shares (as identified in the tables below) were made during fiscal 1997 and were based on the practices of comparable companies in our industry as well as in recognition of Mr. Conefry's leadership and his level of responsibility and seniority.


SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS



Richard F. Chapdelaine,    Frederick DeMatteis    Robert S. Swanson, Jr.    Donald  D. Wenk
        Chairman


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


          One of the responsibilities of the Compensation Committee is to determine the level of compensation for executive officers of the Company. The Compensation Committee for 1997 consisted of directors Chapdelaine, DeMatteis, Wenk, and Swanson, none of whom are officers or employees of or consultants to the Company, the Bank or any of their subsidiaries.

          Although the Company does not, the Bank may, from time to time, make loans to the Company's and the Bank's directors, executive officers, or members of their families, subject to certain regulatory restrictions applicable thereto. All loans outstanding to members of the Compensation Committees of the Company or the Bank or to members of the Boards of Directors of the Company or the Bank were made in the ordinary course of business of the Bank, were made on substantially the same terms, including interest rate and collateral, as those prevailing at the times the loans were made for comparable transactions with other persons (except for reduced interest rates and loan fees for certain loans made prior to August 9, 1989 under the applicable OTS regulations), and do not involve more than the normal risk of collectability or present other unfavorable features.

STOCK PERFORMANCE GRAPH

          The following graph shows a comparison of cumulative total stockholder return on the Common Stock since April 14, 1994 (the date of the consummation of the Conversion) with the cumulative total returns of both a broad equity market index and a published industry index. The broad equity market index chosen was the Nasdaq National Composite Index and the published industry index chosen was the NASDAQ Bank Composite Index. The Common Stock began trading on April 14, 1994. As a result, the graph may not be indicative of possible future performance of the Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  THE COMMON STOCK, NASDAQ NATIONAL COMPOSITE INDEX
                         AND NASDAQ BANK COMPOSITE INDEX (1)



                                   [GRAPH OMITTED]






GRAPH COORDINATES                4/14/94     9/30/94     3/31/95     9/30/95
LISB                              100.00      133.63      147.31      206.23
NASDAQ BANK COMPOSITE INDEX       100.00      113.40      113.06      142.30
NASDAQ NAT'L COMPOSITE INDEX      100.00      105.49      113.32      144.96




GRAPH COORDINATES                3/31/96     9/30/96     3/31/97     9/30/97
LISB                              236.74      243.06      278.30      395.62
NASDAQ BANK COMPOSITE INDEX       154.63      168.85      202.42      278.29
NASDAQ NAT'L COMPOSITE INDEX      152.98      171.26      170.37      236.57




LISB Common Stock
NASDAQ National Composite Index
NASDAQ Bank Composite Index


____________________

(1) Assumes $100 invested on April 14, 1994 and all dividends reinvested through the end of the Company's fiscal year ended September 30, 1997. The price of the Common Stock issued at the Conversion was $11.50 per share. The performance graph above is based upon closing prices on the trading day specified. The Common Stock closed on April 14, 1994, its first day of trading activity, at $11.875 per share.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation paid by the Company or any of its subsidiaries for services during the three fiscal years ended September 30, 1997 to the Chief Executive Officer and the four highest paid executive officers of the Company or its subsidiaries who each received total salary and bonus in excess of $100,000 (the "Named Executive Officers"). In addition, one executive officer of the Company who resigned during the year is included in the table.


                                            ANNUAL COMPENSATION                           LONG TERM COMPENSATION

                                                                              RESTRICTED   SECURITIES
NAME AND                     FISCAL      SALARY       BONUS     OTHER ANNUAL    STOCK      UNDERLYING    LTIP      ALL OTHER
PRINCIPAL POSITIONS (16)     YEAR           ($)         ($)     COMPENSATION    AWARDS       OPTIONS   PAYOUTS   COMPENSATION
------------------------     ----          ----         ---        ($)(1)       ($)(2)       (#)(3)     ($)(4)      ($)(5)
                                                                   ------       ------       ------    -------      ------
John J.Conefry, Jr.(6)....   1997           700,000   400,000         0         170,000       30,000        0       59,210(7)
  Chairman, Chief Executive
Officer and Director         1996           673,076   400,000         0         112,169          0          0       56,420

                             1995           600,000   350,000         0         712,500          0          0       98,728


Joseph P. Bryant (8)......   1997           241,346     -0-           0          68,000       10,000        0      198,028(9)
  Former Executive
  Vice President             1996           248,076   125,000         0          28,356          0          0       31,680

                             1995           225,000   125,000         0         151,406       31,050        0       67,891


Bruce M. Barnet (10)......   1997           218,077    50,000         0              0        30,741        0       12,797(11)
  Director
  Executive Vice President   1996             -           -           -              -          -           -           -

                             1995             -           -           -              -          -           -           -


W. Douglas Singer (12)....   1997           180,000    60,000         0           51,000      10,000        0       18,166(13)
  Executive Vice President
and Treasurer                1996           180,000    45,000         0           29,334         0          0       20,141

                             1995           160,000    70,000         0          151,406         0          0       15,938

Mark Fuster (12)..........   1997           180,000    60,000         0           51,000      10,000        0       19,799(14)
  Executive  Vice President
and Chief Financial Officer  1996           180,000    45,000         0           30,731         0          0       19,955

                             1995           160,000    60,000         0          151,406         0          0       15,598

Robert T. Volk............   1997           174,615    50,000         0           51,000      10,000        0       18,795(15)
  Executive Vice President   1996           160,000    45,000         0           29,334         0          0       18,746

                             1995           155,962    80,000         0          151,406         0          0       18,334


(1) For fiscal 1997, there were no (a) perquisites with an aggregate value over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock.

(2) In fiscal 1995, 1996, and 1997 restricted stock awards were granted under the Bank's Executive Officer MRP. The 1997 awards were 5,000, 2,000, 0, 1,500, 1,500 and 1,500 shares of Common Stock to Messrs. Conefry, Bryant, Barnet, Singer, Fuster, and Volk respectively. The dollar value of such 1997 awards set forth in the above table is based upon $34.00 per share, which was the fair value of the Common Stock on the date of the award of such grants. The dollar value of all unvested awards based upon the closing price of the Common Stock of $47.00 per share as reported on the NASDAQ system on September 30, 1997 is $235,000, $94,000, $70,500, $70,500, and $70,500 respectively. The 1997 awards for Messrs. Conefry, Bryant, Singer, Fuster and Volk vested on March 29, 1997, in the amounts of 2,500, 1,000, 750, 750 and 750 shares respectively. The balance of the 1997 awards will vest on March 29, 1998.

(3) Reflects options granted under the Company's 1994 Stock Incentive Plan. For a discussion of the terms of the grant and the vesting of options, see "Option Grants in Last Fiscal Year" and the corresponding tables.

(4) For fiscal 1995, 1996 and 1997 the Bank had no long-term incentive plans. Consequently, there were no payouts or awards under any long-term incentive plan.

(5) Amounts include contributions to the 401(k) Savings Plan and Employee Stock Ownership Plan, and the imputed income on the value of split dollar life insurance and premiums paid for group term life insurance policy. The split dollar life insurance policies are also owned by the individuals but any cash surrender value proceeds received on termination of a policy will be first used to refund the premiums paid by the Company with respect to such policy.

(6) On November 23, 1993, John J. Conefry, Jr. was elected Chief Executive Officer of the Bank. On January 25, 1994, he was elected Chairman of the Bank Board. Mr. Conefry held the additional position of Presidency of the Company and the Bank between September 7, 1996 and March 1, 1997. As of January 1, 1996 his annual salary was increased to $700,000.

(7) Includes (i) imputed income on the value of split dollar life insurance in the amount of $4,503, (ii) premium for group term life insurance in the amount of $5,472, (iii) personal use of a company-provided automobile in the amount of $9,248, (iv) 401(k) Savings Plan contribution in the amount of $1,454, (v) ESOP contributions in the amount of $9,750, and (vi) dividends on unvested restricted stock awards of $28,783.

(8)     Mr. Bryant resigned on June 17, 1997.

(9) Includes (i) severance payment in the amount of $175,000, (ii) premiums for group term life insurance and split dollar life insurance in the amounts of $1,457 and $1,293 respectively, (iii) personal use of a company provided automobile in the amount of $4,830, (iv) ESOP contributions in the amount of $9,750, (v) dividends on unvested restricted stock awards of $3,421, and (vi) imputed cost of fringe benefits of $2,277.

(10)    Mr. Barnet was elected Executive Vice President on October 3, 1996.

(11) Includes (i) premiums for group term life insurance and split dollar life insurance in the amounts of $800 and $829, respectively, (ii) personal use of company-provided automobile in the amount of $6,331, and
        (iii) dividends on unvested restricted stock awards of $4,837.

(12) Effective September 22, 1997, the annual salaries of Messrs. Singer and Fuster was increased to $215,000 per annum.

(13) Includes (i) premiums for group term life insurance and split dollar life insurance in the amounts of $765 and $1,002, respectively, (ii) 401(k) Savings Plan contribution in the amount of $658, (iii) ESOP contributions in the amount of $9,750, and (iv) dividends on unvested restricted stock awards of $5,991.

(14) Includes (i) premiums for group term life insurance and split dollar life insurance in the amounts of $1,132 and $982, respectively, (ii) 401(k) Savings Plan contribution in the amount of $1,931, (iii) ESOP contributions in the amount of $9,750, and (iv) dividends on unvested restricted stock awards of $6,004.

(15) Includes (i) premiums for group term life insurance and split dollar life insurance in the amounts of $664 and $831, respectively, (ii) 401(k) Savings Plan contributions in the amount of $1,559, (iii) ESOP contributions in the amount of $9,750, and (iv) dividends on unvested restricted stock awards of $5,991.

(16) Mr. Peters was elected President and Chief Operating Officer of both the Company and the Bank on March 1, 1997.

OPTION GRANTS IN LAST FISCAL YEAR

               The following table lists all grants of options under the Company's 1994 Stock Incentive Plan to the Named Executive Officers in fiscal 1997 and contains certain information about the potential value of such options based upon certain assumptions to the appreciation of the Common Stock over the life of the option.



                                                                                                  POTENTIAL
                                                                                             REALIZABLE VALUE AT
                                                                                                   ASSUMED
                                                                                              ANNUAL RATES OF
                             INDIVIDUAL GRANTS                                                   STOCK PRICE
                             -----------------                                               APPRECIATION FOR
                                                                                              OPTION TERM(3)
                                                                                             ----------------
                           NUMBER OF      PERCENT OF
                          SECURITIES        TOTAL
                          UNDERLYING       OPTIONS           EXERCISE
                           OPTIONS        GRANTED TO         OR BASE        EXPIRATION
NAME                      GRANTED (#)     EMPLOYEES           PRICE            DATE         5%($)         10%($)
----                         (1)          IN FISCAL          ($/SH)            ----         -----         ------
                          ----------       YEAR(2)           ---------
                                             (%)
                                         ---------
John J. Conefry, Jr.       30,000           22.2             $33.625        3/28/2007      $634,397    $1,607,688

Joseph P. Bryant(4)        10,000            7.4             $33.625        3/28/2007      $211,466    $  535,896

Bruce M. Barnet            30,741           22.7               (5)         12/19/2006      $229,105    $  580,768

W. Douglas Singer          10,000            7.4             $33.625        3/28/2007      $211,466    $  535,896

Mark Fuster                10,000            7.4             $33.625        3/28/2007      $211,466    $  535,896

Robert T. Volk             10,000            7.4             $33.625        3/28/2007      $211,466    $  535,896


(1) All options are intended to be incentive stock options to the extent permitted under Section 422 of the Code. The grants will be exercisable in equal installments commencing one year from the date of grant, at a rate of 20% per year; provided, however, that all options will be 100% exercisable in the event the optionee terminates his employment due to death, disability, retirement or in the event of a change of control of the Company.

(2) Based upon a total of 135,295 options granted to employees and consultants during fiscal 1997.

(3)     Assumes a term of the option of 10 years.

(4) Mr. Bryant forfeited 50% of options granted in fiscal 1997 when his employment terminated on June 17, 1997.

(5) Mr. Barnet forfeited 30,741 options issued under the 1994 Non-Employee Directors Stock Option Program when he was appointed Executive Vice President on October 3, 1996. An equivalent option position was issued to Mr. Barnet from the employee option plan on December 19, 1996 restoring the forfeited options.

               The following table sets forth information with respect to (i) the number of shares of Common Stock underlying unexercised stock options held by the Named Executive Officers and (ii) the value of such unexercised in-the-money options, both as of September 30, 1997.


-----------------------------------------------------------------------------------------------------------------------
                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                        AND FISCAL YEAR-END OPTION VALUES
-----------------------------------------------------------------------------------------------------------------------

                                                              NUMBER OF SECURITIES
                           SHARES           VALUE                  UNDERLYING                  VALUE OF UNEXERCISED
                          ACQUIRED        REALIZED             UNEXERCISED OPTIONS             IN-THE MONEY OPTIONS
NAME                     ON EXERCISE         ($)              AT FISCAL YEAR-END                AT FISCAL YEAR-END
                             (#)                                      (#)                             ($) (1)
                                                            EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
John J. Conefry, Jr....       -               -                  179,565/124,710              $6,042,683/$4,095,330
Joseph P. Bryant.......     30,050        $625,617                      -                                  -
W. Douglas Singer......       -               -                   42,260/29,840               $1,389,605/$  948,695
Mark Fuster............       -               -                   42,260/29,840               $1,389,605/$  948,695
Robert T. Volk.........       -               -                   42,260/29,840               $1,389,605/$  948,695
Bruce M. Barnet........       -               -                   10,245/20,599               $  360,743/$  722,678

____________________

(1) Based upon the difference between $47.00, the closing price of the Common Stock as reported on the NASDAQ system on September 30, 1997, and the $11.50 exercise price of the options granted in 1994 and the $33.625 exercise price in the case of options granted in 1997.

EMPLOYMENT AND OTHER AGREEMENTS

               The Bank has entered into employment agreements with Messrs. Conefry, Peters, Bryant, Barnet, Singer, Fuster, and Volk (the "Bank Agreements"). Messrs. Conefry, Peters, Bryant, Barnet, Singer, Fuster and Volk have also entered into employment agreements with the Company (the "Company Agreements"). To ensure that no duplicate payments or benefits are received by Messrs. Conefry, Peters, Bryant, Barnet, Singer, Fuster and Volk, any amounts paid or benefits provided by the Company under the Company Agreements to such officers will reduce commensurately any obligation of the Bank to pay such amounts under the Bank Agreements, and vice versa. The term of employment under Mr. Bryant's employment agreement with the Bank and Company terminated on June 17, 1997 pursuant to a separation agreement between Mr. Bryant and the Bank and Mr. Bryant and the Company dated June 17, 1997.

               The Bank Agreements and the Company Agreements establish the respective duties and compensation of these officers and were intended to ensure that the Bank and the Company would be able to maintain stable and competent management. The Company Agreements provide for a three-year term of employment for each officer as do their employment agreements with the Bank. Upon the satisfactory completion of an annual performance review, the Bank Board, in its sole discretion, may approve, as of each anniversary of the date of each of the Bank Agreements, a one year extension of the officer's term of employment thereunder. The term of employment under the Company Agreements will be automatically extended on each anniversary of the date thereof for an additional one year period unless, six months prior to any such anniversary, the relevant officer or the Company elects not to extend (or further extend) the term of employment thereunder. The annual base salary amounts for Messrs. Conefry, Barnet, Singer, Fuster and Volk under their employment agreements are $700,000, $225,000, $215,000, $215,000 and $180,000 respectively. The Bank Agreements and the Company Agreements also provide that the base salary of the officers will be reviewed annually for increase in the sole discretion of the Board of Directors or the Bank Board, as the case may be. In addition to such base salary, the Bank Agreements and the Company Agreements also provide for, among other things, annual bonus payments (in the sole discretion of the Board of Directors or the Bank Board, as the case may be), disability pay, entitlement to participate in incentive, retirement, savings and welfare benefit plans, business expense reimbursement, vacation and other benefits. Mr. Peters' Agreement with the Company and Bank provides for a term of employment through December 31, 1998 with a base salary of $375,000 per annum. The term of Mr. Peters' employment may be extended upon written agreement of the parties.

               The Bank Agreements and the Company Agreements provide for termination by the Bank or the Company, as the case may be, with or without "cause" (as defined in the relevant employment agreements) at any time. In the event that the Bank or the Company chooses to terminate the officer's employment without cause or if the officer resigns from the Bank or the Company for "good reason" (as defined in the relevant employment agreements), including, without limitation, (i) failure of the Bank Board or the Board of Directors, as the case may be, to appoint or reappoint the officer to his stated offices, (ii) a material change in any officer's functions, duties or responsibilities causing his or her position with the Bank or the Company to become one of lesser responsibility, importance, or scope, (iii) any reduction in base salary or a material reduction in other benefits, or (iv) a "change in control" (as defined in the relevant employment agreements) of the Bank or the Company, the officer will be entitled to a lump sum severance payment equal to three times such officer's highest annual base salary and bonus payment. The Bank or the Company, as the case may be, will also be required to continue the officer's life, health, accident, dental and disability coverage for up to three years. The officer would also be entitled to base salary through the date of termination, any annual bonus previously awarded but not yet paid, reimbursement for business expenses incurred prior to termination but not yet paid, payment for unused vacation days, any other compensation or benefits under the Bank's or the Company's benefit plans to which the officer is otherwise entitled (the "Standard Entitlements"), and certain indemnification rights (to the extent permitted by the OTS). In the event of death, the officer's beneficiary will be entitled to continuation of two-thirds of the officer's base salary for three months or the same payable in one lump sum at the Bank's or the Company's discretion, as the case may be, a prorated annual bonus for the year of death, and the Standard Entitlements. In the event of termination upon retirement, the agreements require continuation of life and health insurance coverage for one year that is substantially identical to the coverage maintained for such individual prior to retirement and the

Standard Entitlements. In the event of a termination for cause, the officer will only be entitled to the Standard Entitlements and to certain indemnification rights (in both cases, where applicable, only to the extent permitted by the OTS). In the event of a "voluntary termination" (as defined in the relevant employment agreements), the officer will only be entitled to such payments or benefits as he would be if terminated for cause. In the event an officer is disabled he may be suspended and shall be entitled to receive two-thirds of base salary for the period of time specified in the Bank Agreements or the Company Agreements. In addition, a disabled officer shall be entitled to continued coverage under life, health and other welfare benefit plans while such officer is disabled.

               If an officer's term of employment under the Bank Agreements or the Company Agreements is not extended and such officer's employment with the Bank and the Company has not previously been terminated thereunder (x) with or without cause, (y) voluntarily or for good reason by the officer, or (z) due to death, disability or retirement, the officer shall be entitled to receive, upon termination of employment (other than for cause) and in lieu of any other severance payments, base salary continuation for the period commencing on the date of termination and ending six months thereafter. The present value of this base salary continuation may be paid to any relevant officer in one lump sum. Notwithstanding the above, if (a) there occurs a change in control during the officer's term of employment under the Bank Agreements or Company Agreements,
(b) such officer's term of employment under the Bank Agreements or the Company Agreements is not extended through the second anniversary of any such change in control, and (c) the employment of any such officer is subsequently terminated (other than for cause), such officer, in lieu of the special severance and welfare benefit continuation described in the first sentence of this paragraph, shall be entitled to receive the severance and benefits to which he would have been entitled had his employment been terminated without cause.

               If any amounts payable in connection with any change in control are determined to be "excess parachute payments" under Section 280G of the Code resulting in the imposition of the 20% excise tax on such payments under Section 4999 of the Code, each officer will receive from the Company an additional amount such that the effect of the imposition of that excise tax is effectively eliminated.

               To provide additional employment incentive to certain executives, the Bank, in accordance with the terms of the Deferred Pension Plan (the "Deferred Plan"), will provide a specified benefit, payable in 40 equal quarterly installments to each participant upon reaching age 65. Generally, a participant becomes vested in his benefit under the Deferred Plan at the rate of 10% on each anniversary of the participant's participation in the Deferred Plan. Mr. Fuster will not be subject to the Deferred Plan's non-competition forfeiture provisions unless he voluntarily terminates his employment with the Bank. The Deferred Plan is a non-qualified plan and was adopted effective January 1, 1987. The benefit payable under the Deferred Plan to Mr. Fuster is $250,000. Messrs. Conefry, Barnet, Singer and Volk are not participants in the Deferred Plan. Mr. Peters is currently receiving annual payments under this plan of $75,000 per annum.

               The Federal Deposit Insurance Corporation ("FDIC") has adopted regulations that limit the payment, by banking institutions experiencing financial difficulties, of "golden parachutes" and certain other benefits. The golden parachute regulations prohibit any insured depository institution (including its holding company, subsidiaries or affiliates) which is insolvent, for which a conservator or receiver has been appointed, and as to which a determination that such insured depository institution is troubled has been made, and which has been assigned a composite OTS CAMEL rating of 4 or 5, or as to which a proceeding to terminate deposit insurance has been instituted, from making any payments that are contingent on or payable on or after termination of employment, unless such payment falls within certain specific exceptions, including payments under tax-qualified pension or retirement plans, bona fide deferred compensation plans, non-discriminatory severance pay plans and payments on account of death or disability. With certain exceptions, the regulations also generally prohibit all insured depository institutions, their subsidiaries and affiliated holding companies, regardless of their financial health, from making certain indemnification payments for civil money penalties or other enforcement action. If the Bank's or the Company's financial position at the time of a change in control (or other termination other than for cause) is such that it is subject to the regulations, termination payments under the Bank Agreements and the Company Agreements may be limited.

               Under the Bank Agreements and the Company Agreements, the Bank and the Company have agreed to indemnify the officers and hold them harmless, to the fullest extent permitted by law and the OTS, against all expense, liability and loss reasonably incurred by such officers as a consequence of being involved in a legal action by reason of the fact that the officer was an executive or director of the Bank or the Company. Such indemnification shall continue after the officer shall cease to be an executive or director of the Bank or the Company.

OTHER BENEFITS

               RETIREMENT PLAN. The Bank has maintained a non-contributory, tax-qualified defined benefit pension plan (the "Retirement Plan") for eligible employees since 1940. All employees at least age 21 who have been employed for a twelve-month period and are salaried employees, and are not paid on a commission basis, are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the executive officers named in the executive compensation table above, equal to the sum of (i) a participant's benefit accrued under the Retirement Plan as of December 31, 1995 (as described below), plus (ii) 1.5% of the participant's 5-year average annual compensation (i.e., average compensation during the highest 60 consecutive months of the participant's final 120 months of employment) multiplied by the participant's years (and any fraction thereof) of full-time employment after December 31, 1995, reduced by 1% of the participant's primary social security benefit multiplied by the participant's years (and any fraction thereof) of full-time employment after December 31, 1995. A participant's benefit accrued under the Retirement Plan as of December 31, 1995 is equal to 2% of the participant's 3-year average annual compensation (i.e., average compensation during the highest 36 consecutive months of the participant's final 120 months of employment) multiplied by the participant's years (and any fraction thereof) of full-time employment before January 1, 1996, reduced by 1% of the participant's primary social security benefit multiplied by the participant's years (and any fraction thereof) of full-time employment from January 1, 1986 to December 31, 1995. In no event can a participant receive credit for more than 30 years of service. Compensation, as defined in the Retirement Plan, excludes overtime payments, bonuses, other special payments or awards, such as awards under the Executive Officer MRP and the 1994 Stock Incentive Plan, and deferred compensation arrangements. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. For the 1995, 1996 and 1997 plan years, the Bank was not required to make a contribution to the Retirement Plan.

               The following table illustrates annual pension benefits at age 65 under the current Retirement Plan provisions available at various levels of compensation and years of service:


                                                      PENSION PLAN TABLE

                                                       YEARS OF SERVICE

    REMUNERATION(1), (2)             15                  20                25                  30                    35
    --------------------             ---                 ---               ---                 ---                   --
 $125,000................          $ 28,125        $    37,500           $ 46,875            $ 56,250           $    65,625

  150,000................            33,750             45,000             56,250              67,500                78,750

  175,000................            39,375             52,500             65,625              78,750                91,875

  200,000................            45,000             60,000             75,000              90,000               105,000

  225,000................            50,625             67,500             84,375             101,250               118,125

  250,000................            56,250             75,000             93,750             112,500               125,000(3)

  300,000................            67,500             90,000            112,500             125,000(3)            125,000(3)

  400,000................            90,000            120,000            125,000(3)          125,000(3)            125,000(3)

  450,000................           101,250            125,000(3)         125,000(3)          125,000(3)            125,000(3)

  500,000................           112,500            125,000(3)         125,000(3)          125,000(3)            125,000(3)

  600,000................           125,000(3)         125,000(3)         125,000(3)          125,000(3)            125,000(3)


(1) The annual retirement benefits shown in the table do not reflect a deduction for Social Security benefits, and there are no other offsets to benefits. The amounts shown in the table do not include additional benefits payable to Messrs. Peters and Fuster under the Deferred Pension Plan. See discussion on Deferred Pension Plan under "Employment and other Agreements".

(2) For the plan year beginning in 1996, the average final compensation for computing benefits under the Retirement Plan cannot exceed $150,000 (as adjusted for subsequent years pursuant to Code provisions).

(3) For 1997, applicable law limits the annual benefit payable under the Retirement Plan to $125,000. For subsequent years, this limit is indexed for inflation.

               The following table sets forth the years of credited service under the Retirement Plan as of September 30, 1997, for each of the individuals named in the Executive Compensation Table.

                                                     PERIOD OF CREDITED SERVICE
                                                        YEARS         MONTHS

John J. Conefry, Jr..............................         4                1
Lawrence W. Peters (1)...........................         6                9
Joseph P. Bryant (2).............................         3                8
Bruce M. Barnet..................................         1                0
W. Douglas Singer................................         9                8
Mark Fuster......................................        16                8
Robert T.Volk....................................         8                1

(1) Mr. Peters has resumed accruing credited service upon reentering employment with the Bank on March 1, 1997.
(2)  Mr. Bryant resigned on June 17, 1997.

               EMPLOYEE STOCK OWNERSHIP PLAN. The Bank maintains an Employee Stock Ownership Plan which became effective upon the Conversion, for the benefit of eligible employees of the Bank and its affiliates that are participating employers in the ESOP. On May 18, 1995, the Bank received a determination from the Internal Revenue Service that the ESOP qualifies under Sections 401(a) and 4975(e)(7) of the Code and that the trust established to implement the ESOP is tax-exempt under Section 501(a) of the Code.

               Generally, each salaried employee, who has completed one year of service with a participating employer, is eligible to participate in the ESOP. An employee automatically becomes a participant in the ESOP after becoming an eligible employee. Mr. Barnet is the only Named Executive Officer that is not yet a participant in the ESOP.

               Using proceeds of a loan from the Company (the "ESOP Loan") and a minimal cash contribution from the Bank, the ESOP Trust purchased 7.72% of the Common Stock issued in the Conversion. The loan principal amount totaled $19,800,000 at September 30, 1997 and is payable by the ESOP Trust in quarterly installments of principal plus interest at a rate of 6.15% per annum.

               The shares of Common Stock purchased by the ESOP Trust were placed in a "suspense account" where the shares are held subject to the encumbrance of the ESOP Loan. As the ESOP Loan is repaid, generally with periodic contributions to the ESOP Trust by the participating employers and cash dividends, if any, paid on the shares of Common Stock purchased by the ESOP Trust with the ESOP Loan proceeds, shares of Common Stock will be released from the suspense account and allocated to participants' accounts at least annually.

               Effective January 1, 1997, cash dividends attributable to allocated shares are paid out directly to participants. For each calendar year, shares will be allocated to each participant who either is employed by a participating employer as of the end of that year or who was employed during that year but who retired, became disabled or died prior to the last day of that year, an amount equal to 6.5% of the participant's eligible earnings for that year subject to certain limitations, including a limitation for the plan year beginning in 1997 of $160,000 (as adjusted for subsequent years pursuant to Code provisions) on the amount of a participant's compensation that may be taken into account in determining contributions under the ESOP. While the number of shares had been allocated to participants' accounts based on the Initial Public Offering price of $11.50 per share, effective January 1, 1997 shares will be allocated based on the average market price over the year. To date, approximately 417,000 shares have been allocated to participants' ESOP accounts.

               A participant's account balance in the ESOP generally will become vested and nonforfeitable at a rate of 20% as of each anniversary of the participant's commencement of service. A participant's ESOP account generally will be distributable in full in shares of Common Stock or cash, at the participant's election, after termination of service.

--------------------------------------------------------------------------------
                                      PROPOSAL 2
             APPROVAL OF THE PROPOSED INCREASE IN AUTHORIZED COMMON STOCK
--------------------------------------------------------------------------------


         PROPOSAL TO AMEND THE COMPANY'S  RESTATED ARTICLES OF INCORPORATION
         -------------------------------------------------------------------


          By resolution dated November 25, 1997, the Board of Directors declared it advisable and in the best interests of the Company to amend the Company's Restated Certificate of Incorporation to increase the number of shares of stock that the Company has the authority to issue to an aggregate of 135,000,000 shares, of which 130,000,000 would be Common Stock and 5,000,000 would be Preferred Stock and directed that the Certificate of Incorporation be submitted to a vote of the stockholders at the Annual Meeting. If the proposal is adopted, Article IV (A) of the Certificate is hereby amended to read as follows:



          ARTICLE IV (A). The total number of shares of stock which the Corporation shall have authority to issue is 135,000,000 shares, consisting of (i) 130,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION FOR THE FOLLOWING REASONS:

          The Certificate of Incorporation currently authorizes the issuance of up to 50,000,000 shares, consisting of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of September 30, 1997, the Company had 24,022,924 shares of Common Stock and no shares of Preferred Stock outstanding. As of September 30, 1997, the Company had 2,307,023 shares of Common Stock reserved for issuance under the Company's stock option plans. In addition, the Company had reserved 250,000 shares of Preferred Stock for possible issuance pursuant to the Company's stockholder rights plan, adopted in April 1997.

          The Board of Directors believes that it is in the best interest of the Company and its stockholders to increase the number of authorized shares of Common Stock in order to have additional shares available for issuance to meet a variety of business needs as they may arise and to enhance the Company's flexibility in connection with possible future actions. These business needs and actions may include stock dividends, stock splits, employee benefit programs, corporate business combinations, funding of business acquisitions, and other corporate purposes. Although the Board periodically considers transactions such as those listed above, it currently does not have plans to issue any significant amount of such Common Stock or preferred stock, except as described in the preceding paragraph.

          The authorized shares of Common Stock and Preferred Stock in excess of those presently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or regulations. In this regard, the rules of the National Association of Securities Dealers, Inc. with respect to securities of companies approved for trading on the NASDAQ National Market System, upon which the Company's Common Stock trades, currently requires stockholder approval of (a) acquisition transactions where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of Common Stock outstanding,
(b) a stock option or purchase plan to be established pursuant to which stock may be acquired by officers or directors, and (c) a transaction pursuant to which the issuance would result in a change of control. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company. Because the holders of the Company's Common Stock do not have preemptive rights, the issuance of Common Stock otherwise than on a pro-rata basis to all current stockholders would reduce the current stockholders' proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of Common Stock or preferred stock will be subject to the rights of holders of outstanding shares of any preferred stock which the Company may issue in the future. While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, the Board does not intend or view the increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type, and this amendment to the Certificate of Incorporation is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

          Adoption of the amendment to the Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in person or by proxy and entitled to vote. Abstention from voting on this amendment (including broker non-vote) has the same legal effect as a vote "against" this amendment. The Board of Directors unanimously recommends a vote FOR the proposal to amend the Certificate to increase the number of shares of Common Stock that the Company is authorized to issue. Proxies will be voted FOR unless stockholders specify otherwise in their proxies.

          In connection with this proposal, the Company recommends that each stockholder consider the financial statements of the Company as set forth in the Company's 1997 Annual Report to Stockholders, a copy of which is being furnished to each stockholder together with this proxy statement.

--------------------------------------------------------------------------------
                                      PROPOSAL 3
                       RATIFICATION OF APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------


               The Board of Directors has appointed KPMG Peat Marwick LLP to perform the audit of the Company's financial statements for the year ending September 30, 1998, subject to ratification by the Company's stockholders at the Annual Meeting. KPMG Peat Marwick LLP served as the independent auditors of the Company for the year ended September 30, 1997. Representatives from KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

               Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending September 30, 1998. The appointment of KPMG Peat Marwick LLP as the Company's independent auditors must be approved by a majority of the votes present in person or represented by proxy at the Annual Meeting.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.


--------------------------------------------------------------------------------
                  OTHER MATTERS MAY PROPERLY COME BEFORE THE MEETING
--------------------------------------------------------------------------------


               The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

               Whether or not you intend to be present at the Annual Meeting, you are urged to return your signed and dated proxy promptly. If you are present at the Annual Meeting and wish to vote your shares, your proxy may be revoked by voting at the Annual Meeting.


--------------------------------------------------------------------------------
               NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING
--------------------------------------------------------------------------------


               The Restated Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

               The advance notice by shareholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are owned beneficially and of record by such stockholder, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.


--------------------------------------------------------------------------------
                                STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------


               In order to be eligible for inclusion in the proxy materials of the Company for the Annual Meeting of Stockholders for the fiscal year ending September 30, 1998, any stockholder proposal to take action at such meeting must be received at the Company's executive offices at 201 Old Country Road, Melville, New York 11747 no later than September 2, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.


--------------------------------------------------------------------------------
                                    MISCELLANEOUS
--------------------------------------------------------------------------------


               A copy of the Company's Annual Report on Form 10-K (without exhibits) for the year ended September 30, 1997, as filed with the SEC, will be furnished without charge to stockholders of record upon written request to Long Island Bancorp, Inc., 201 Old Country Road, Melville, New York 11747, Attention:
Mary M. Feder, Vice President, Investor Relations.

                                        By Order of the Board of Directors,



                                        Roger Teurfs
                                        Secretary


Melville, New York
January 5, 1998



               YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROXY>


                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                    LONG ISLAND BANCORP, INC.

                          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                        February 17, 1998


     The undersigned hereby appoints Frederick DeMatteis, Herbert J. McCooey, Robert J. Conway, and Donald D. Wenk, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Long Island Bancorp, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Long Island Bancorp, Inc., Melville, New York, on Tuesday, February 17, 1998, at 9:30 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     Please mark this proxy as indicated on the reverse side to vote any item. If you wish to vote in accordance with the Board of Directors recommendations, please sign the reverse side; no boxes need to be checked.

ADDRESS CHANGE: PLEASE MARK ADDRESS CHANGE BOX ON REVERSE SIDE


                                   (Continued and to be signed on other side)


                                                                                                                     /X/ Please mark
                                                                                                                          your vote
                                                                                                                           as this


The Board of Directors recommends a vote FOR
Items I through III.


                                                  FOR   WITHHELD                                         FOR   AGAINST   ABSTAIN
                                                         FOR ALL
Item I - ELECTION OF DIRECTORS                    / /     / /         Item III - Approval of Auditors.   / /     / /       / /
         Nominees: John J. Conefry, Jr.,
         Richard F. Chapdelaine, George R.                                                        I PLAN TO ATTEND MEETING / /

         Irwin, and Dr. James B. Tormey                                                        ADDRESS CHANGE
                                                                                      Please mark this box if you have     / /
                                                                                     written address change information
                                                                                            on the reverse side.

WITHHELD FOR: (Write that nominee's name in the space provided below).

___________________________________________________________

                                              FOR   AGAINST   ABSTAIN           Receipt is hereby acknowledged of the
Item II - Approval of proposed increase in    / /     / /       / /             Long Island Bancorp, Inc. Notice of
          Authorized Common Stock to                                            Meeting and Proxy Statement.
          130,000,000 shares



     Signature ______________________________________________________________________            Date ______________________________
     Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
